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                                                                      EXHIBIT 99

                       FOR:                        Consolidated Graphics, Inc.
                       APPROVED BY:                Ronald E. Hale, Jr.
                                                   Vice President
                                                   (713) 529-4200
                       CONTACT:                    Betsy Brod/Jeff Majtyka
                                                   Media: Stan Froelich
                                                   Morgen-Walke Associates, Inc.
                                                   (212) 850-5600

FOR IMMEDIATE RELEASE

                CONSOLIDATED GRAPHICS REPORTS RECORD RESULTS FOR
                      FISCAL 1997 FOURTH QUARTER AND YEAR

             FOURTH QUARTER NET INCOME UP 171% ON 79% SALES GROWTH,
                DRIVEN BY ACQUISITIONS, STRENGTHENED OPERATIONS

     HOUSTON, TEXAS -- April 30, 1997 -- Consolidated Graphics, Inc. (NYSE/CGX), today announced record results for the fourth quarter and year ended March 31, 1997.

     Sales in the fourth quarter rose 79% to $43.2 million, from $24.1 million in 1996. Fourth quarter operating income increased 181%, to $5.9 million and net income grew 171% to $3.2 million. On a per share basis, Consolidated Graphics earned $.25 per share in the 1997 quarter, compared to $.10 per share a year ago. All per share figures reflect the Company's 2-for-1 stock split distributed on January 10, 1997.

     For all of 1997, Consolidated Graphics reported sales of $144.1 million, an increase of 69% over 1996. Operating income was $18.3 million in 1997, up 116% from the $8.5 million, before restructuring charge, reported for fiscal 1996. Net income was $10.1 million, or $.81 per share, versus $5.0 million before restructuring charge, or $.45 per share reported a year ago.

     The strong sales growth reported in 1997 resulted from the Company's acquisition program, in which ten companies were acquired over the past 15 months, coupled with consistently strong internal growth rates. The Company's focus on utilizing its financial and operating strengths to enhance the performance of its printing companies improved operating margins and profitability. Operating income margin for 1997 was 12.7%, versus 10.0% in 1996. Fourth quarter operating income margin was 13.5% in 1997 compared to 8.6% a year ago.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "In 1997 Consolidated Graphics firmly established itself as an industry leader in both revenue growth and profitability. Our 19 operating companies -- including Tucker Printers, which was acquired on April 1, 1997 -- are the premier printers in the markets they serve. We are building on their strong market positions through our commitment to technology, our management development program and our access to capital."

     The Company also announced that the letter of intent with respect to its proposed acquisition of Litho Industries, Inc. has been terminated by mutual agreement between the parties.

     Commenting on the Company's acquisition program, Mr. Davis said, "With a full pipeline of acquisition opportunities available, we continue to focus our acquisition program on companies that meet our acquisition criteria and we are excited about the prospects for fiscal 1998. In the coming months, we expect to realize additional benefits from our most recent acquisitions and add more high quality printers to an already strong group of operating companies. The annualized run-rate revenues of our 19 companies now exceed $175 million, an increase of $75 million for the year."
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     Consolidated Graphics, Inc. is one of the fastest growing printing companies in the United States. It is a consolidator in a fragmented industry that adds value to its acquisitions by providing the financial and operational strengths, management support and technological advantages associated with a larger organization.

                             CONSOLIDATED GRAPHICS
                                  (NYSE: CGX)
                              FINANCIAL HIGHLIGHTS
            (IN THOUSANDS, EXCEPT SHARE AMOUNTS AND PER SHARE DATA)

                                               QUARTER ENDED                     YEAR ENDED
                                                 MARCH 31,                       MARCH 31,
                                       ------------------------------  ------------------------------
                                            1997            1996            1997            1996
                                       --------------  --------------  --------------  --------------
Sales................................  $       43,187  $       24,092  $      144,082  $       85,133
Cost of sales........................          29,776          17,441         100,197          61,237
                                       --------------  --------------  --------------  --------------
     GROSS PROFIT....................          13,411           6,651          43,885          23,896
Selling expenses.....................           4,211           2,511          14,223           8,532
General and administrative
  expenses...........................           3,350           2,059          11,330           6,873
Restructuring charge.................        --              --              --                 1,500
                                       --------------  --------------  --------------  --------------
     OPERATING INCOME................           5,850           2,081          18,332           6,991
Interest expense.....................             728             266           2,305             860
                                       --------------  --------------  --------------  --------------
     INCOME BEFORE INCOME TAXES......           5,122           1,815          16,027           6,131
Income taxes.........................           1,919             635           5,927           2,146
                                       --------------  --------------  --------------  --------------
     NET INCOME......................  $        3,203  $        1,180  $       10,100  $        3,985
                                       ==============  ==============  ==============  ==============
Earnings per share...................  $          .25  $          .10  $          .81  $          .36
                                       ==============  ==============  ==============  ==============
Weighted average shares
  outstanding........................      12,940,923      11,360,228      12,410,994      11,068,360
                                       ==============  ==============  ==============  ==============

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